Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated effective August 1, 2011

BETWEEN:

AND:

MIDAS GOLD CORP., a company incorporated under the laws of British Columbia, having its registered office at Suite 1250 — 999 West Hastings Street, Vancouver, BC V6C 2W2 and a facsimile number of 1-866-804-6438.

(“Employer”)

DARREN MORGANS, having an address of

(“Employee”)

A.WHEREAS the Employer carries on the business of mineral exploration and development in the United States and Canada;

B.AND WHEREAS the Employer employs the Employee and the Employee has agreed to continue to serve the Employer on the terms and conditions hereinafter set forth.

THIS AGREEMENT WITNESSES that, in consideration of the payment of the sum of $100.00 from the Employer to the Employee, and the mutual covenants and agreements contained herein, the parties mutually agree as follows.

Definitions

1.In this Agreement:

(a)	“Annual Incentive Plan” means the Employer’s annual incentive plan, to be effective when adopted by the Board and which may be revised thereafter from time to time;
(b)

“Average Performance Factor” means the average of the individual performance factors awarded to the Employee under the Annual Incentive Plan over the past three Bonus Years or, if the Employee has not been eligible to participate in the Annual Incentive Plan for a total of three Bonus Years, over the past two Bonus Years or one Bonus Year, as the case may be, or, if the Employee has not been awarded an individual performance factor for at least one Bonus Year, then the Average Performance Factor means 1.0;

(c)	“Board” or “Board of Directors” means the board of directors of Midas Gold Corp.;
(d)

“Bonus Year” means the period of January 1 to December 31 each year, used by the Employer to assess awards to the Employee under the Annual Incentive Plan or any other bonus or incentive plan established by the Employer;

(e)	“Cause” means:
(i)	the Employee engaging in any act of fraud or material dishonesty; wilful neglect of duties to a material degree;
(ii)	personal conduct on the Employee’s part which is of such a serious and substantial nature that it will injure the reputation of the Employer if the Employee was permitted to continue his employment;
(iii)	the Employee’s failure or inability to perform at a level satisfactory to the Employer after receiving a warning of needed improvement; or
(iv)	any and all actions or conduct which would constitute just cause at law, in addition to the specified causes noted above.
(f)

“Change of Control” means: the acquisition by any person or by any person and a person “acting jointly or in concert with” such person, as defined in MI 62-104, whether directly or indirectly, of voting securities which, when added to all other voting securities of the Company at the time held by such person or by such person and a person “acting jointly or in concert with” another person, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Employer;

(g)	“Good Reason” means the occurrence, within 12 months of a Change of Control, of any of the following without the Employee’s written consent:
(i)	a meaningful and detrimental change in the Employee’s position, title, duties or responsibilities from those in effect immediately prior to a Change of Control;
(ii)	a change in the principal head office of the Employer to a location more than 50 kilometres from the then-current location of the principal head office of the Employer;

(iii)	any reduction in the Employee’s Salary or other remuneration; or
(iv)

a demand by the Employer that the Employee cease working or providing services for remuneration to another entity where the Employer and Employee had previously agreed that the Employee could engage in such activities, provided that a demand that the Employee not increase the average monthly hours devoted to the third entity shall not constitute Good Reason;

(h)	“Incentive Share Option Plan” means the Employer’s 2011 Evergreen Incentive Stock Option Plan, dated for reference July 5, 2011, and as revised thereafter from time to time;
(i)	“Incentive Share Options” means share options granted under the Incentive Share Option Plan;
(j)	“Long Term Incentive Plan” or “LTIP” means any Long Term Incentive Plan, to be effective when adopted by the Board, which may be revised thereafter from time to time;
(k)	“LTIP Share Options” means share options granted under the Long Term Incentive Plan.

2.Employment

(a)	The Employer confirms the ongoing employment of the Employee in the position set out in Schedule “A”.
(b)	The Employee will provide the services of such position and will exercise the powers and fulfill the responsibilities set forth in Schedule “B” hereto.
(c)	The Employee’s employment will continue according to the terms of this Agreement whether or not he continues as an officer or a director of the Employer.

3.Compensation

(a)

The Employee’s gross monthly salary will be that amount set out in Schedule “A” (the “Salary”). The Salary less any applicable deductions or dues as required under the law or as reasonably deemed necessary by the Employer, including, but not limited to, deductions for income tax, Canada pension and employment insurance, will be payable twice a month in 24 equal installments on the 15th and the last business day in each month.

4.Expenses

(a)

The Employer will provide, by way of direct payment, advance or reimbursement out-of-pocket expenses reasonably incurred by the Employee in performing his duties; provided, however, that the Employee shall account for cash advances or recover expenses laid out from his own funds by submitting proper vouchers supported by receipts or other evidences of payment to the Employer, and provided, further, that if such out-of-pocket expenses are not accounted for in the manner set out herein they will be paid by the Employee unless otherwise agreed in writing by the Employer.

5.Vacation

(a)

The Employee shall be entitled to the paid vacation as set out in Schedule “A”. The Employee will not take any other vacation, other than statutory holidays, except with the prior approval of the CEO. Vacation will be taken only at such times as the Employer reasonably believes that continuity in the business operations will be maintained.

6.Benefits

(a)	The Employee shall be entitled to the benefits set out in Schedule “A”.

7.Illness, Injury or Accident

(a)

If the Employee is, at any time, incapacitated by illness, injury or accident from performing his duties and furnishes the Employer with evidence satisfactory to it of such incapacity and the cause of it, he will be entitled to payment of his Salary at the full rate less any other benefits receivable by him (including payments made under any applicable workers’ compensation legislation or payments made under any short-term disability insurance), for a period of 119 days and will thereafter be entitled to no further payment from the Employer during his incapacity.

8.Employee’s Covenants

(a)The Employee hereby covenants and agrees that:

(i)	the Employee will attend at the offices and worksites of the Employer and will attend at any other time or times as may be necessary for the proper discharge of the Employee’s duties;
(ii)

the Employee will, in the exercise of Employee’s duties, at all times follow the lawful instructions given and any regulations made by the Board and will, from time to time, and at all times when required to do so, give an account to the Board of all transactions, matters and things relating to the Employer;

(iii)

the Employee will, during the continuance of this Agreement, unless prevented by illness or unless the Employee and Employer have previously agreed that the Employee may work or provide services for remuneration to another entity:

(A)

devote the Employee’s whole time and attention to the Employee’s duties in the Employee’s employment position, provided that the Employee may provide services for remuneration for the entities and in the capacity described in Schedule “A” or as otherwise agreed by the parties in writing;

(B)	perform the Employee’s duties to the best of the Employee’s abilities;
(C)	do his utmost to promote, develop and extend the business of the Employer;
(D)	give to the Employer the benefit of the Employee’s advice and experience with respect to the business and affairs of the Employer; and
(E)	faithfully perform all other covenants made by him under this Agreement;
(iv)

without the Employer’s express written permission, the Employee will not, during his employment with the Employer, and for a period of 12 months immediately following the termination of his employment with the Employer for any reason (whether voluntarily or involuntarily), either directly or indirectly, on his own behalf or in association with or on behalf of others, as an individual proprietor, partner, shareholder, officer, employee, director, agent, principal, joint venturer, investor, lender, consultant, independent contractor or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held corporation or company), be employed, work, consult, advise or engage in the business of mineral exploration where such exploration includes the exploration of any area situated within ten kilometers of any property the Employer, in whole or part, owns or leases for the purpose of the Employer carrying out mineral exploration or production; and

(v)during the term of this Agreement and at anytime following a termination hereof, the Employee will not (except as authorized by the Board or required by law) divulge any information concerning the business activities of the Employer and will keep with complete secrecy all confidential information entrusted to him prior to or during the continuance of his employment hereunder and thereafter will not use or attempt to use such information to the detriment or prejudice of the Employer.

(b)

The parties acknowledge and agree that the provisions of subsections (a) (iv) and (v) are reasonable in the circumstances and that a breach by the Employee of any such provisions would cause irreparable harm to the Employer which could not be adequately compensated for by damages.

(c)

The covenants contained in this section 8 shall survive the termination or assignment of this Agreement. The Employer shall have the right to seek and secure an injunction to enforce the provisions of the covenants contained in subsections (a) (iv) and (v), but that remedy shall not be exclusive. The Employer shall not be required to post any security or bond in such event.

9.Termination

(a)

The Employer may terminate this Agreement at any time without notice for Cause. All unexercised Incentive Share Options, LTIP Options or other share options, whether vested or unvested, in the Employer, held by the Employee shall be forfeited immediately if the Employer terminates this Agreement for Cause.

(b)	In the event the Employer terminates this Agreement without Cause:
(i)	the Employer shall receive the payments set out in Schedule “A” hereto;
(ii)

the Employee shall have 90 days from the last day of work to exercise any Incentive Share Options or LTIP Share Options of the Employer that have vested as of the last day of work and which are unexercised as of the last day of work, and the Employee will not be awarded or have any right to receive, after the last day of work, any further shares or Incentive Share Options, damages in lieu of receipt of any further shares or Incentive Share Options or damages for Incentive Share Options or LTIP Share Options that would have vested after termination of the Agreement; and

(iii)

this subsection 9(b) does not apply in the event that, within 12 months following a Change of Control, the Employer terminates this Agreement without Cause or the Employee resigns his employment for Good Reason.

(c)

The Employee agrees to provide the Employer a minimum of 4 weeks’ notice prior to terminating this Agreement. If the Employee terminates this Agreement under this section, he shall forfeit all unexercised share options, whether vested or unvested, in the Employer, whether granted under the Incentive Share Option Plan, the Long Term Incentive Plan or otherwise and will not be awarded any further shares or share options under the Incentive Share Option Plan or otherwise and will not be entitled to any payments under the Annual Incentive Plan that have not yet been approved by the Board, regardless of whether the Employee was employed for all or part of the Bonus Year prior to the termination, unless the Board, in its sole discretion, waive this provision.

(d)

On termination of employment, however caused, the Employee will deliver to a nominated employee of the Employer all property of the Employer in the Employee’s possession or under his control wherever situate including, without limiting the generality of the foregoing, all notes, memoranda and other business documents in his possession, including administrative and technical documents and materials, concerning any of the business of the Employer.

(e)	In the event that a disability prevents the Employee from continuing active work in his existing or a similar position for a period of 17 weeks or more:
(i)

the Employee’s Incentive Share Options, LTIP Share Options and any other share options in the Employer will continue to vest and become exercisable as if the Employee continued to be actively at work; and

(ii)

the Employee will be awarded an amount under the Annual Incentive Plan pro-rated to the last day of work during the Bonus Year in which the disability commences. The Average Performance Factor will be used to calculate the payment and the Employer will use the same company performance factor it uses for other employees after the end of the Bonus Year. The payment shall be made to the Employee at the same time as the payment is made to other employees after the end of the Bonus Year. Unless the Employer, in its sole discretion, decides otherwise, the Employee will not be eligible to receive any payments under the Annual Incentive Plan in respect of periods during which he remains disabled where such disability continues for 17 weeks or more.

(f)

This Agreement shall be terminated automatically and without notice on the death of Employee, in which case no compensation shall be owed to the Employee or his estate, other than earned Salary and vacation pay that is still unpaid and any outstanding Incentive Share Options or LTIP Share

Options shall be subject to the terms and conditions of the Incentive Share Option Plan and Long Term Incentive Plan, as applicable.

(g)

At all times up to the date of termination, including any period of time between the date of a notice of termination and the date of termination, the parties shall in all respects be bound by all the terms hereof and such termination shall not relieve either party from any obligation that shall have accrued hereunder to the date of termination.

(h)

In the event that the termination hereof shall occur at any time other than the end of a calendar year, the installment of salary to be paid to the Employee hereunder shall be apportioned for that year.

10.Change of Control

(a)	In the event of a Change of Control,
(i)	all unvested Incentive Share Options and LTIP Shares Options in the Employer held by the Employee shall immediately vest;
(ii)	the Incentive Share Options shall remain exercisable until the expiry of the original term; and
(iii)	the Employee shall have 90 days to exercise vested LTIP options.
(b)	If, within 12 months following a Change of Control, the Employee resigns his employment for Good Reason, or his employment is terminated by the Employer without Cause:
(i)	the Employee shall be entitled to receive the payments set forth in Schedule “A”;
(ii)

the Employer may, in its sole discretion, terminate the employment sooner than the date provided by the Employee under notice of his resignation (if the Employee submitted a notice) and the last day of work will be that day decided by the Employer, and compensation under this section 10 will be determined as of the last day of work, with no further compensation owed by the Employer to the Employee on account of the Employer terminating employment before the expiry of the notice; and

(iii)

the parties acknowledge that the payments provided for in section 10(b) are the Employer’s sole obligations in the event that a Change of Control occurs and, within 12 months of the Change of Control, the Employee subsequently resigns for Good Reason or is terminated without Cause. For clarity, despite any other sections of this Agreement, the Employer will have no further obligations to the Employee in respect of notice of dismissal or compensation in lieu of notice.

11.Miscellaneous

(a)

Each of the parties hereby covenants and agrees that at any time upon the request of the other party, it will execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

(b)

Any notice required or permitted to be given or delivery required to be made to any party may be effectively given or delivered if it is delivered personally or by telecopy at the addresses or telephone numbers set out herein or to such other address or telephone number as the party entitled to or receiving such notice may notify the other party as provided for herein. Delivery shall be deemed to have been received:

(i)	the same day if given by personal service or if transmitted by email or fax; and
(ii)	the fifth business day next following the day of posting if sent by regular post.
(c)

This Agreement will be governed by and be construed in accordance with the laws of British Columbia and the parties hereby exclusively attorn to the jurisdiction of the superior courts of British Columbia for any and all disputes arising out of this Agreement or the employment of the Employee by the Employer.

(d)

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. This Agreement may not be assigned without the prior written consent of the other party.

(e)

This Agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied. The recitals and any schedules form a part of and are incorporated by reference into this Agreement.

(f)

In the event any provision of this Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect.

(g)	This Agreement may be executed in counterpart which counterparts taken together shall constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Agreement effective the day and year first above written.

MIDAS GOLD CORP.

/s/ Stephen Quin
Per: Authorized Signatory

/s/ Darren Morgans
DARREN MORGANS

SCHEDULE “A”

1.Employment Position

Chief Financial Officer (“CFO”).

2.Salary

The Employee’s gross monthly salary shall be $17,500.00 (CAD).

3.Annual Incentive Plan Entitlement

The Employee shall be entitled to receive up to 30% of the annual salary then in effect under the terms of the Employer’s Annual Incentive Plan.

4.Holidays

The Employee will be entitled to 20 days paid vacation in the first 2 years of employment and 25 days paid vacation after 3 years of employment, in addition to statutory holidays.

5.Benefits

The Employer will pay all premiums to provide the Employee with standard medical health insurance and disability insurance. In addition, the Employee will be entitled to participate in such health, welfare, pension, life insurance, disability insurance and other benefits as the Employer may have in effect from time to time during this Agreement on the same basis as other salaried employees of the Employer, or as may be specifically approved for the Employee by the Board.

The Employer’s sole obligation is to pay the required premium costs for these benefits and not to act as an insurer for the provision of any benefits. Any claim or dispute relating to a decision made by the group benefits insurer will be with and directed to the insurer only, and will not form the basis for any dispute or liability as between the Employer and the Employee.

6.Annual Review

The Employer will review the Employee’s salary and make any decision to issue share options or award a bonus to the Employee on an annual basis. The Employee’s salary, bonus and share options decisions are at the sole discretion of the Employer.

7.Without Cause Termination

In the event the Employee’s employment is terminated without Cause pursuant to section 9 of this Agreement, the Employee shall receive the following lump sum payment in lieu of notice:

(a)	6 months’ Salary if the Employee is terminated on or before April 23, 2012; or
(b)	12 months’ Salary if the Employee is terminated on or after April 24, 2012;

and

(c)	an amount under any Annual Incentive Plan as follows:
(i)	if the Employee is terminated on or before April 23, 2012; an amount equal to 50% of the amount (if any) paid to the Employee under the Annual Incentive Plan during the last completed Bonus Year, or
(ii)	if the Employee is terminated on or after April 24, 2012, an amount equal to the amount (if any) paid to the Employee under the Annual Incentive Plan during the last complete Bonus Year.

8.Termination Following Change of Control

In the event the Employee’s employment is terminated pursuant to section 10(b) of this Agreement, the Employee shall receive the following severance payment in lieu of notice:

(a)	12 months’ Salary; and
(b)	an amount equal to 30% of the Employee’s annual salary in effect at the time of termination.

9.Required Deductions

Any payments made by the Employer to the Employee under this Agreement shall be subject to any deductions required at law.

SCHEDULE “B”

Duties

The Employee’s duties and responsibilities will include but not be limited to the following:

●	to develop and direct the establishment of financial/accounting principles, procedures and practices of Midas Gold in line with legal and corporate requirements and to ensure accurate and efficient functions;
●	to take responsibility for the preparation and presentation of an economic and financial report at every meeting of the Board
●	to provide timely presentation of quarterly and annual financial statements or more frequently if required by the Board;
●	to establish priorities for the development and enhancement of financial, accounting and administrative systems;
●	to plan and coordinate the annual budgeting process;
●	to develop procedures for monitoring and controlling budgets;
●	to identify the principal risks of business and provide for the implementation of appropriate systems to manage these risks;
●	to consistently strive to achieve strategic, financial and operating goals and objectives;
●	to ensure that the appropriate personnel and systems are in place for the integrity and adequacy of internal control and management information systems; and
●	to achieve and maintain a satisfactory competitive position within its industry, a high standard for its products and for the services used by Midas Gold.